                                                                     Exhibit 2.1

                                                                  EXECUTION COPY

                          AGREEMENT AND PLAN OF MERGER

          THIS AGREEMENT AND PLAN OF MERGER is made as of November 23, 2002 (this "Merger Agreement") by and among Patron Systems, Inc., a Delaware corporation ("Parent"), TWC Acquisition, Inc., a Maryland corporation and wholly owned subsidiary of Parent ("Mergerco"), and TrustWave Corp., a Maryland corporation (the "Company") (Mergerco and the Company are hereinafter collectively referred to as the "Constituent Corporations").

                              W I T N E S S E T H:

          WHEREAS, the Company was incorporated by the filing of Articles of Incorporation with the Secretary of State of the State of Maryland on November 9, 1995;

          WHEREAS, Mergerco was incorporated by the filing of Articles of Incorporation with the Secretary of State of the State of Maryland on October 28, 2002;

          WHEREAS, the Company is a Maryland corporation having authorized capital consisting of 25,000,000 shares of Common Stock, par value $0.01 (the "Company Common Stock"), and immediately prior to the Effective Time (as hereinafter defined) the only outstanding capital stock of the Company shall be 19,394,865 shares of Company Common Stock;

          WHEREAS, Mergerco is a Maryland corporation having authorized capital of 100 shares of common stock, par value $0.01 per share ("Mergerco Common Stock"), all of which is issued and outstanding and owned by Parent;

          WHEREAS, the respective Board of Directors of each Constituent Corporation have approved this Merger Agreement and the merger of Mergerco with and into the Company (the "Merger");

          WHEREAS, the Constituent Corporations, Parent and certain shareholders of the Company (the "Significant Shareholders") are concurrently entering into a Supplemental Agreement (the "Supplemental Agreement") that, among other things, sets forth certain covenants, agreements, representations and warranties with respect to the Merger and the transactions contemplated by this Merger Agreement;

          WHEREAS, Parent and each of its stockholders (the "Parent Stockholders") entered into that certain Share Exchange Agreement dated as of September 27, 2002, as amended and restated on October 10, 2002 (the "Share Exchange Agreement"), with Patron Holdings, Inc., a Nevada corporation, f/k/a Combined Professional Services, Inc. ("Patron Holdings"), pursuant to the terms of which all outstanding shares of common stock of Parent, par value $0.01 per share (the "Parent Common Stock"), were exchanged for shares of common stock, par value $0.001, of Patron Holdings, such that the Parent Stockholders, upon the consummation of the transactions contemplated by the Share Exchange Agreement, acquired approximately 85% of the outstanding capital stock of Patron Holdings with Parent surviving as a wholly owned subsidiary of Patron Holdings;

          WHEREAS, subsequent to the date hereof, but prior to the Closing Date, Parent and Patron Holdings intend to effect a merger whereby Patron Holdings will be merged with and into Parent, with Parent continuing as the surviving corporation incorporated under the laws of the State of Delaware;

          WHEREAS, the vote required to approve the Merger and this Merger Agreement is the affirmative vote of the holders of two-thirds of the outstanding shares of Company Common Stock entitled to vote thereon; and

          WHEREAS, certain capitalized terms are defined in the Supplemental Agreement and shall have the same meaning when used in this Agreement unless otherwise defined herein.

          NOW, THEREFORE, the parties hereto agree as follows:

                                    ARTICLE I
                                   THE MERGER

          1.1 The Merger. Upon the terms and subject to the conditions hereof and of the Supplemental Agreement, and in accordance with the Maryland General Corporation Law ("MGCL") at the Effective Time (as hereinafter defined) Mergerco shall be merged with and into the Company, which, as the corporation surviving in the Merger (the "Surviving Corporation"), shall continue unaffected and unimpaired by the Merger to exist under and be governed by the laws of the State of Maryland. Upon the effectiveness of the Merger, the separate existence of Mergerco shall cease except to the extent provided by law in the case of a corporation after its merger into another corporation. Notwithstanding anything herein to the contrary, upon the mutual written agreement of the parties, the Company may be merged with and into Mergerco, with the Company as the corporation surviving the Merger. In such event, the parties agree to execute an appropriate amendment to this Agreement, in form and substance reasonably satisfactory to Parent and the Company, in order to reflect such change, including, among other things, appropriate provisions requiring the Company to procure any material required consents.

          1.2 Effective Time. As promptly as practicable after the satisfaction or, if permissible, waiver of the conditions set forth in Article VI of the Supplemental Agreement, the parties hereto shall cause the Merger to be consummated by filing Articles of Merger with respect thereto with the Secretary of State of the State of Maryland pursuant to Sections 3-107 and 3-109 of the MGCL (the "Articles of Merger"). When used in this Merger Agreement, the term "Effective Time" shall mean the date and time of receipt of the Articles of Merger for filing by the Secretary of State of the State of Maryland unless a delayed effective time is specified therein.

          1.3 Effects of the Merger. The Merger shall have the effects set forth in Section 3-114 of the MGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, except as otherwise provided herein, all of the property, rights, privileges, powers and franchises of Mergerco and the Company shall vest in the Surviving Corporation, and all debts, liabilities and duties of Mergerco and the Company shall become the debts, liabilities and duties of the Surviving Corporation. The Surviving Corporation shall be a wholly owned subsidiary of Parent.

          1.4 Articles of Incorporation and By-laws of the Surviving Corporation; Officers and Directors. The Articles of Incorporation of Mergerco shall be the Articles of Incorporation of the Surviving Corporation until thereafter changed or amended; the By-laws of the Company, as in effect immediately prior to the Effective Time, shall continue in full force and effect as the By-laws of the Surviving Corporation until thereafter changed or amended. From and after the Effective Time, until their successors are duly elected or appointed and qualified, the directors and the officers of the Surviving Corporation shall be as follows:

                                    DIRECTORS

                           Patrick J. Allin - Chairman
                                 Richard Linting
                                Joseph Patanella

                                    OFFICERS

                Name                            Office
                Patrick J. Allin                Chief Executive Officer
                Richard Linting                 President - Products
                Joseph Patanella                President

          1.5 Effect on Stock. As of the Effective Time, by virtue of the Merger and without any action on the part of any shareholder of either of the Constituent Corporations:

          (a) Each issued and outstanding share of Mergerco Common Stock shall be converted into and become one fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation. Each certificate of Mergerco evidencing ownership of any such shares of Mergerco Common Stock shall continue to evidence ownership of the same number of shares of common stock of the Surviving Corporation.

          (b) All shares of Company Common Stock that are held in the treasury of the Company or by a wholly owned Subsidiary of the Company shall be canceled and no consideration shall be delivered in exchange therefor.

          (c) Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than shares canceled in accordance with Section 1.5(b) and other than Dissenting Shares) shall be converted into:

          (i) the right to receive an amount equal to the Per Common Share Closing Stock Consideration;

          (ii) the right to receive an amount equal to the Per Common Share Closing Cash Consideration;

          (iii) the right to receive, on the six month anniversary of the Closing Date, the Per Common Share Post-Closing Cash Consideration, to be evidenced by a Post-Closing Note (as defined in the Supplemental Agreement); and

          (iv) the right to receive, on the twelve month anniversary of the Closing Date, if, and only if, (A) the Twelve Month Price of Parent Common Stock is less than $12.00 per share and (B) such share of Company Common Stock has not been sold, assigned, transferred, pledged or otherwise conveyed subject to the Effective Time, the Per Common Share Contingent Stock Consideration; provided, that, in no event shall Parent issue an amount of Aggregate Contingent Consideration which exceeds the Maximum Aggregate Contingent Consideration; provided, further, that, if a holder of an Assumed Option exercises such option subsequent to the Effective Time but prior to such twelve month anniversary, the resulting shares of Parent Common Stock shall have the right to receive the Per Common Share Contingent Stock Consideration. The following terms when used in this Merger Agreement shall have the following respective meanings:

          (A) "Aggregate Contingent Common Stock Consideration" means an amount equal to the Aggregate Contingent Consideration less the Aggregate Contingent Stock Option Consideration.

          (B) "Aggregate Contingent Consideration" means an amount equal to difference of (A) the quotient of (x) $132,000,000 (y) divided by the Twelve Month Price less (B) 11,000,000.

          (C) "Aggregate Contingent Stock Option Consideration" means an amount equal to the Aggregate Contingent Consideration multiplied by the quotient of the Closing Parent Stock Options divided by 11,000,000, rounded down to the nearest whole number; provided, that, if any Assumed Option is exercised subsequent to the Effective Time, for the purpose of calculating the Aggregate Contingent Stock Option Consideration, the Aggregate Contingent Common Stock Consideration and the right to receive the Per Common Share Contingent Consideration, such exercised options shall be included within the definition of Closing Parent Shares and excluded from the definition of Closing Parent Stock Options.

          (D) "Closing Cash Consideration" means $10,000,000 less (i) the Company Bonus Payments and (ii) any fees and expenses in excess of $130,000 set forth in the Company Legal Expense Report.

          (E) "Closing Date Consideration" means consideration delivered on the Closing Date pursuant to Section 1.5(c)(i) and Section 1.5(c)(ii).

          (F) "Closing Parent Shares" means an amount equal to 11,000,000 less the Closing Parent Stock Options.

          (G) "Closing Parent Stock Options" means an amount equal to the product of the total number of outstanding Company Stock Options immediately prior to the Effective Time multiplied by the Option Exchange Ratio, rounded down to the nearest whole number.

          (H) "Contingent Consideration" means consideration, if any, delivered pursuant to Section 1.5(c)(iv).

          (I) "Contingent Option Exchange Ratio" means an amount equal to the quotient of (i) the sum of 11,000,000 plus the Aggregate Contingent Consideration (which shall not exceed the Maximum Aggregate Contingent Consideration) divided by (ii) the sum of the total number of outstanding shares of Company Common Stock immediately prior to the Effective Time and the total number of outstanding Company Stock Options immediately prior to the Effective Time.

          (J) "Maximum Aggregate Contingent Consideration" means an amount equal to the quotient of (x) the Closing Parent Shares divided by the difference of (y) one minus the quotient of (A) the Closing Parent Stock Options divided by
(B) 11,000,000.

          (K) "Merger Consideration" means, collectively, the Closing Date Consideration and the Post-Closing Consideration.

          (L) "Per Common Share Closing Cash Consideration" means an amount equal to the quotient of (A) the Closing Cash Consideration, divided by (B) the total number of outstanding shares of Company Common Stock immediately prior to the Effective Time.

          (M) "Per Common Share Closing Stock Consideration" means an amount equal to the quotient of the Closing Parent Shares divided by the total number of outstanding shares of Company Common Stock immediately prior to the Effective Time.

          (N) "Per Common Share Contingent Stock Consideration" means an amount equal to the Aggregate Contingent Common Stock Consideration divided by the Closing Parent Shares.

          (O) "Per Common Share Post-Closing Cash Consideration" means an amount equal to the quotient of (A) $10,000,000, divided by (B) the total number of outstanding shares of Company Common Stock immediately prior to the Effective Time.

          (P) "Post-Closing Consideration" means consideration delivered pursuant to Section 1.5(c)(iii).

          (Q) "Twelve Month Price" means the average of the highest bid and lowest asked prices of Parent Common Stock in the domestic over-the-counter market as reported by the National Quotation Bureau, Incorporated, or any similar successor organization, averaged over a period of 21 days consisting of the day that is the first anniversary of the Closing Date (or if not a business day, the first business day thereafter) and the 20 consecutive business days prior to such day.

          (d) All shares of Company Common Stock (other than shares of Company Common Stock to be canceled in accordance with Section 1.5(b)), when so converted as provided in Section 1.5(c), shall no longer be outstanding and shall automatically be canceled and retired and each holder of a certificate theretofore representing any such shares shall cease to have any rights with respect thereto, except the right to receive, upon the surrender of such certificate in accordance with Section 1.6, the portion of the Merger Consideration and the Contingent Consideration, if any, attributable to such shares.

          (e) Notwithstanding anything in this Merger Agreement to the contrary, the Significant Shareholders, each of whom is a party to the Supplemental Agreement, by virtue of their execution of the Supplemental Agreement, have approved this Merger Agreement and the

Merger and have waived any and all rights that they might otherwise have to dissent from the Merger Agreement and to demand appraisal for their shares of Company Common Stock in accordance with the MGCL.

          (f) (i) Each of the stock options to purchase Company Common Stock issued by the Company pursuant to the 2001 Stock Incentive Plan of the Company, as approved by the Board of Directors of the Company (the "Company Stock Plan"), and set forth on Schedule 3.3 to the Supplemental Agreement (the "Company Stock Options"), which are outstanding as of the Effective Time shall, whether or not then exercisable and vested, become fully exercisable and vested immediately prior to the Effective Time.

          (ii) Concurrent with the Effective Time, each Company Stock Option which is outstanding immediately prior to the Effective Time shall by virtue of the Merger, and without any further action on the part of any holder thereof, be assumed by Parent and shall thereby be converted into an option (an "Assumed Option") to purchase the number of shares of Parent Common Stock determined by multiplying (A) the number of shares of Company Common Stock subject to such Company Stock Option immediately prior to the Effective Time by (B) the Option Exchange Ratio, at an exercise price per share of Parent Common Stock equal to the exercise price per share of such Company Stock Option immediately prior to the Effective Time divided by the Option Exchange Ratio, rounded down to the nearest whole cent.

          (iii) In the event that the Per Common Share Contingent Stock Consideration is due pursuant to the requirements of Section 1.5(c)(iv), the conversion of each Assumed Option (which remains outstanding and has not been exercised prior to the twelve month anniversary hereof) shall, without any further action on the part of any holder thereof, be re-calculated as follows: the original Company Stock Option (prior to the conversion thereof pursuant to Section 1.5(f)(ii)) shall be converted to purchase the number of shares of Parent Common Stock determined by multiplying (A) the number of shares of Company Common Stock subject to such Company Stock Option immediately prior to the Effective Time by (B) the Contingent Option Exchange Ratio, at an exercise price per share of Parent Common Stock equal to the exercise price per share of such Company Stock Option immediately prior to the Effective Time divided by the Contingent Option Exchange Ratio, rounded down to the nearest whole cent.

          (iv) Except for the foregoing adjustments and the acceleration of vesting of the Company Stock Options as described in Section 1.5(f)(i), all the terms and conditions in effect for each Assumed Option immediately prior to the Effective Time shall continue in effect following the assumption of such option in accordance with this Agreement. If either of the foregoing calculations set forth in Sections 1.5(f)(ii) or 1.5(f)(iii) results in an Assumed Option being exercisable for a fraction of a share of Parent Common Stock, then the number of shares of Parent Common Stock subject to such Assumed Option shall be rounded up to the nearest whole number of shares.

          (v) The adjustment provided herein with respect to any Company Stock Options which are "incentive stock options" (as defined in Section 422 of the Code), if any, shall be and is intended to be effected in a manner which is consistent with

     Section 424(a) of the Code and shall be effected in a manner that will entitle the Assumed Option to continue to be treated as an "incentive stock option."

          (g) Any issued and outstanding shares of Company Common Stock held by a Person (a "Dissenting Shareholder") who properly exercises such Person's dissenters' rights under the MGCL ("Dissenting Shares") shall not be converted as described in Section 1.5(c), but rather shall be converted into the right to receive such consideration as may be determined to be due to such Dissenting Shareholder pursuant to the MGCL. Subject to the foregoing, if, after the Effective Time, such Dissenting Shareholder withdraws his demand for payment or fails to perfect or otherwise loses his right of payment, in any case pursuant to the MGCL, the Dissenting Shares of such Dissenting Shareholder shall be deemed to be converted as of the Effective Time into the right to receive the amount to which such Dissenting Shareholder would otherwise have been entitled to pursuant to Section 1.5(c). The Company shall give Parent prompt notice of any demands for payment received by the Company. The Company shall not, without the prior written consent of Parent, make any payment with respect to, or settle or offer to settle, any such demands, and, prior to the Effective Time, Parent shall have the right to participate in all negotiations and proceedings with respect to such demands.

          1.6  Parent to Make Certificates Available; Dividends.

          (a) Parent shall make available to Mergerco, on the date of the Effective Time, the certificates representing the Closing Patron Shares. Upon surrender by a holder of certificates representing shares of Company Common Stock ("Certificates") held by such holder to the Surviving Corporation, together with properly completed and executed assignments separate from certificate, the Surviving Corporation shall promptly deliver to such holder that portion of the Merger Consideration that such holder shall be entitled to under Section 1.5(c). Parent shall make available to Mergerco, the certificates representing the Aggregate Contingent Common Stock Consideration, if any. The Surviving Corporation shall promptly deliver to each holder the Per Common Share Contingent Stock Consideration that such holder shall be entitled to under
Section 1.5(c)(iv), if any.

          (b) If the Merger Consideration or any Contingent Consideration (or any portion thereof) is to be delivered to a person other than the person in whose name the Certificates surrendered in exchange therefor are registered, it shall be a condition to the payment of the Merger Consideration or any such Contingent Consideration that the Certificates so surrendered shall be properly endorsed or accompanied by appropriate stock powers and otherwise in proper form for transfer, that such transfer otherwise be proper and that the person requesting such transfer pay to the Surviving Corporation any transfer or other taxes payable by reason of the foregoing or establish to the satisfaction of the Surviving Corporation that such taxes have been paid or are not required to be paid. For purposes of this Merger Agreement, the term "person" means an individual, a corporation, a partnership, an association, a trust or any other entity or organization, including a government or political subdivision or any agency or instrumentality thereof.

          (c) In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed, the Surviving Corporation will deliver or cause to be delivered in exchange for such lost, stolen or destroyed Certificate, with respect to each share of the Company Common Stock represented thereby, certificates for any portion of the Merger Consideration and Contingent Consideration, if any, deliverable in respect thereof as determined in accordance with this Article I. No bond shall be required in connection therewith.

          (d) No dividends or other distributions, if any, that are declared on or after the Effective Time on Parent Common Stock or are payable to the holders of record thereof on or after the Effective Time will be paid to persons entitled by reason of the Merger to receive certificates representing shares of Parent Common Stock, nor shall such persons be entitled to vote such shares of Parent Common Stock, until such persons surrender their Certificates, as provided in this Article I. Subject to the effect of applicable law, there shall be paid to the record holder of the certificates representing such shares of Parent Common Stock (i) at the time of such surrender or as promptly as practicable thereafter, the amount of any dividends or other distributions theretofore paid with respect to whole shares of Parent Common Stock and having a record date on or after the Effective Time and a payment date prior to such surrender and (ii) at the appropriate payment date, the amount of dividends or other distributions, if any, payable with respect to whole shares of Parent Common Stock and having a record date on or after the Effective Time but prior to surrender and a payment date subsequent to surrender. In no event shall the person entitled to receive any such dividends or other distributions be entitled to receive interest on such dividends or other distributions.

          1.7 No Fractional Securities. No certificates representing fractional shares of Parent Common Stock shall be issued upon the surrender for exchange of Certificates pursuant to this Article I or upon the payment of the Contingent Consideration, if any, and no Parent dividend or other distribution, stock split or interest shall relate to any fractional security, and such fractional interests shall not entitle the owner thereof to vote or to any rights of a security holder of Parent. In lieu of any fractional share, each holder of Parent Common Stock who would otherwise have been entitled to a fraction of a share of Parent Common Stock upon surrender of Certificates for exchange pursuant to this Article I or upon the payment of the Contingent Consideration, if any, will be paid an amount in cash (without interest and rounded to the nearest whole cent) determined by multiplying $3.65 by the fractional share interest to which such holder would otherwise be entitled. As soon as practicable after the determination of the amount of cash to be paid to the Shareholders in lieu of any fractional interests, Parent shall make such cash available to the Surviving Corporation, which in turn shall make available in accordance with this Merger Agreement such amounts to such Shareholders.

          1.8 Return of the Merger Consideration or Contingent Consideration. Any portion of (i) the Merger Consideration which remains undistributed to the Shareholders for six months after the date hereof or (ii) Contingent Consideration, if any, which remains undistributed to the Shareholders for eighteen months after the date hereof, shall, to the extent permitted by applicable law, be delivered to Parent, upon demand by Parent, and any Shareholder who has not theretofore complied with this Article I shall thereafter look only to Parent for payment of, and Parent shall pay any such Shareholder's valid claim for, any portion of the Merger Consideration or Contingent Consideration which such Shareholder is otherwise entitled to receive. Notwithstanding the foregoing, neither Parent nor any other party shall be liable to any Shareholder for any cash delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

          1.9 No Further Ownership Rights in Company Common Stock. All Merger Consideration and Contingent Consideration, if any, paid or payable upon the surrender for exchange of Certificates in accordance with the terms hereof shall be deemed to have been paid or be payable in full satisfaction of all rights of ownership, including voting rights, pertaining to the shares of Company Common Stock.

          1.10 Closing of Company Transfer Books. At the Effective Time, the stock transfer books of the Company shall be closed and no transfer of shares of Company Common Stock shall thereafter be made. If, after the Effective Time, Certificates are presented to the Surviving Corporation, they shall be canceled and exchanged as provided in this Article I.

          1.11 Further Assurances. If, at any time after the Effective Time, the Surviving Corporation shall consider or be advised that any deeds, bills of sale, assignments or assurances or any other acts or things are necessary, desirable or proper (a) to vest, perfect or confirm, of record or otherwise, in the Surviving Corporation, its right, title or interest in, to or under any of the rights, privileges, powers, franchises, properties or assets of either of the Constituent Corporations, or (b) otherwise to carry out the purposes of this Merger Agreement, the Surviving Corporation and its proper officers and directors or their designees shall be authorized to execute and deliver, in the name and on behalf of either of the Constituent Corporations, all such deeds, bills of sale, assignments and assurances and do, in the name and on behalf of each of the Constituent Corporations, all such other acts and things necessary, desirable or proper to vest, perfect or confirm its right, title or interest in, to or under any of the rights, privileges, powers, franchises, properties or assets of such Constituent Corporation and otherwise to carry out the purposes of this Merger Agreement.

                                   ARTICLE II
                           CONDITIONS AND TERMINATION

          2.1 Conditions. The obligations of each Constituent Corporation under this Merger Agreement are subject to the condition that, prior to the Effective Time, each of the conditions to its obligations contained in Article VI of the Supplemental Agreement shall have been satisfied or waived.

          2.2 Waiver. The Board of Directors or a duly authorized officer of a Constituent Corporation may, on behalf of such corporation, waive or extend the time for performance of any condition to its obligations under the Supplemental Agreement.

          2.3 Termination. Notwithstanding the approval of this Merger Agreement by the Board of Directors, and its adoption by the shareholders of each Constituent Corporation, this Merger Agreement may be terminated and the Merger abandoned prior to the Effective Time by:

          (a)   The mutual consent of the Constituent Corporations;

          (b) Either Constituent Corporation if the Merger has not become effective by April 30, 2003 (or such later date as shall be mutually agreed to in writing by the parties hereto);

provided, that, the party seeking termination is not in default or breach of this Merger Agreement or the Supplemental Agreement;

          (c) The Company in the event of a material breach by Parent of any of its representations, warranties or covenants contained in the Supplemental Agreement, which breach is not cured by Parent within 10 days after written notice of such breach;

          (d) By Parent or Mergerco in the event of a material breach by the Company or the Significant Shareholders of any of their respective representations, warranties and covenants contained in the Supplemental Agreement, which breach would deprive Parent of the economic benefits of the transactions contemplated hereby or thereby (provided, that, Parent's right to indemnification by the Significant Shareholders pursuant to Section 8.1 of the Supplemental Agreement for any such breach which does not deprive Parent of the economic benefits of the transactions contemplated hereby or thereby shall survive the Closing) and which breach is not cured by the Company or the Significant Shareholders within 10 days after written notice of such breach; or

          (e) Either the Company, on the one hand, or Parent or Mergerco, on the other hand, if the Supplemental Agreement is terminated in accordance with its terms.

                                   ARTICLE III
                                     GENERAL

          3.1 Partial Invalidity. Wherever possible each provision of this Merger Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Merger Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Merger Agreement.

          3.2 Successors and Assigns. This Merger Agreement shall not be assignable prior to the Effective Time by either Constituent Corporation without the written consent of the other, but, if assigned with such consent, shall inure to the benefit of and be binding upon the successor or assign of the assigning Constituent Corporation before the Effective Time and thereafter upon the Surviving Corporation.

          3.3 Amendment. This Merger Agreement shall not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

          3.4 Interpretation. This Merger Agreement shall be governed by the laws of the State of Maryland and may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument. The headings of the several articles and sections herein are for convenience of reference only and shall not be a part of or affect the meaning or interpretation of this Merger Agreement.

          IN WITNESS WHEREOF, the undersigned have caused this Merger Agreement to be executed by their respective officers thereunto duly authorized, and their respective seals to be affixed and attested, all as of the date first above written.

                                          TRUSTWAVE CORP.

                                          By: /s/ Joseph L. Patanella
                                              -----------------------
                                              Name:  Joseph L. Patanella
                                              Title:  President / CEO



                                          PATRON SYSTEMS, INC.

                                          By: /s/ Patrick J. Allin
                                              --------------------
                                              Name:  Patrick J. Allin
                                              Title:  CEO



                                          TWC ACQUISITION, INC.

                                          By: /s/ Patrick J. Allin
                                              --------------------
                                              Name:  Patrick J. Allin
                                              Title:  President